ITEM 77M
MERGERS

Pursuant to the Securities Act of 1933, as amended, and the General Rules and Regulations thereunder, a Registration Statement on Form N-14 was filed on February 6, 2002 and a proxy was mailed to existing shareholders of the Independence One Prime Money Market Fund, Independence One U.S. Treasury Money Market Fund, Independence One Equity Plus Fund, Independence One Small Cap Fund, Independence One International Equity Fund, Independence One U.S. Government Securities Fund, and the Independence One Fixed Income Fund (the "Independence One Funds") requesting the approval of a merger of the Independence One Funds into the ABN AMRO Funds. This filing related to an Agreement and Plan of Reorganization between ABN AMRO Funds and the Independence One Funds whereby the ABN AMRO Funds acquired all of the assets of the Independence One Funds in exchange for Shares to be distributed pro rata by the Independence One Funds to its shareholders in complete liquidation and termination of the Independence One Funds. As a result, effective June 10, 2002 each shareholder of Independence One Prime Money Market Fund, Independence One U.S. Treasury Money Market Fund, and Independence One International Equity Fund, became the owner of ABN AMRO Funds' Shares having a total net asset value equal to the total net asset value of his or her holdings in Independence One Prime Money Market Fund, Independence One U.S. Treasury Money Market Fund, and Independence One International Equity Fund. Effective June 17, 2002 each shareholder of Independence One Equity Plus Fund, Independence One Small Cap Fund, Independence One U.S. Government Securities Fund, and the Independence One Fixed Income Fund, became the owner of ABN AMRO Funds Shares having a total net asset value equal to the total net asset value of his or her holdings in Independence One Equity Plus Fund, Independence One Small Cap Fund, Independence One U.S. Government Securities Fund, and the Independence One Fixed Income Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Independence One Funds was approved by the Board of Trustees at their Regular Meeting held on July 25, 2001 and was also approved by shareholders at a Special Meeting of Shareholders of Independence One Funds held on May 10, 2002.

In addition, pursuant to the Securities Act of 1933, as amended, and the General Rules and Regulations thereunder, a Registration Statement on Form N-14 was filed on March 21, 2002 and a proxy was mailed to existing shareholders of the Independence One Michigan Municipal Cash Fund, a portfolio of the Independence One Funds (the "Independence One Michigan Fund"), requesting the approval of a merger of the Independence One Michigan Fund into Michigan Municipal Cash Trust, a portfolio of Money Market Obligations Trust (the "Federated Fund"). This filing related to an Agreement and Plan of Reorganization between the Federated Fund and the Independence One Michigan Municipal Cash Fund whereby the Federated Fund acquired all of the assets of the Independence One Michigan Fund in exchange for Shares to be distributed pro rata by the Independence One Michigan Fund to its shareholders in complete liquidation and termination of the Independence One Michigan Fund. As a result, effective June 10, 2002 each shareholder of Independence One Michigan Fund, became the owner of the Federated Fund's Shares having a total net asset value equal to the total net asset value of his or her holdings in the Independence One Michigan Fund.

The Agreement and Plan of Reorganization providing for the transfer of the assets of the Independence One Michigan Fund was approved by the Board of Trustees at their Regular Meeting held on April 12, 2002 and was also approved by shareholders at a Special Meeting of Shareholders of Independence One Michigan Fund held on June 6, 2002.

The Independence One Mutual Funds and the Independence One Michigan Municipal Cash Fund have deregistered.